THORNWOOD ASSOCIATES LIMITED PARTNERSHIP
767 FIFTH AVENUE
NEW YORK, NEW YORK 10153

December 22, 2005

Re: Transfer of Federal Mogul Corporation ("FMO") securities and claims

Ladies and Gentlemen:

Thornwood Associates Limited Partnership ("Thornwood") and Chelonian Subsidiary, LLC ("Chelonian") and their Affiliates intend to transfer, directly or indirectly, in one or more transactions (collectively, the "Transfer"), to Affiliates of Chelonian and Thornwood (the "Transferee"): (i) some or all of their claims, right, title and interest in FMO Securities and Claims (the "Positions"); (ii) Chelonian's membership interest in 1879 Hall, LLC; and (iii) all of their rights, claims, title and interest in, to and under (a) the Limited Liability Company Agreement of 1879 Hall, LLC, dated November 19, 2001 (as amended from time to time, the "LLC Agreement"), (b) the Distribution Agreement, dated as of December 23, 2004, between Chelonian Subsidiary, LLC and Nineteen Eighty-Nine, LLC (as amended from time to time, the "Distribution Agreement"), (c) the Letter Agreement dated September 9, 2005 (the "First Letter Agreement"), between Thornwood and R2 Investments, LDC and (d) the Letter Agreement dated September 29, 2005 (the "Second Letter Agreement" and together with the LLC Agreement, the Distribution Agreement, the First Letter Agreement and this letter, the "Agreements"), among Thornwood, R2, Chelonian, Nineteen Eighty-Nine, LLC ("1989") and Scepter Holdings, Inc. ("Scepter"). The Transfer may be effectuated, at the option of Thornwood and Chelonian, directly through the transfer of the Positions and the Agreements to the Transferee or indirectly through the transfer of interests in Thornwood and/or Chelonian to the Transferee (in which event no Assignment Agreement (as hereafter defined) will be required), or some combination thereof. The Transfer will be made in exchange for equity of the Transferee or its Affiliates and/or cash (the "Consideration").

In connection with the Transfer, the Transferee will assume all of Thornwood's and Chelonian's obligations under the Agreements and sign the transfer document attached hereto as Exhibit A (the "Assignment Agreement") to effect such assumptions and confirm such obligations of the Transferee. In such event, the Transferee will succeed to all the rights and obligations of Thornwood and Chelonian under the Agreements as if the Transferee were named therein. Notwithstanding the foregoing, Chelonian and Thornwood each hereby agree that it shall remain liable with Transferee for all breaches and defaults by Transferee under the terms of the Agreements.

Chelonian and Thornwood hereby represent and warrant to R2, Scepter and 1989 that (1) more than 89% of the equity, voting and equity economic interests of Transferee is and will be at the time of the Transfer owned and controlled (directly or indirectly) by Carl C. Icahn and (2) Carl C. Icahn (either directly or indirectly) will continue to own and control more than 80% of the equity, voting and equity economic interests of Transferee for so long as any of the Agreements have any legal effect. Likewise, Chelonian and Thornwood, on behalf of itself and its Affiliates, hereby agree that the Transfer shall not affect in any way 1989's 11.7055% Sharing Ratio or any other rights or obligations of R2, Scepter, 1989 or any of their Affiliates under the terms of any of the Agreements. For the avoidance of doubt, 1989's 11.7055% Sharing Ratio shall continue to apply to all purchases and sales of FMO Securities and Claims by Chelonian, Thornwood, Transferee, 1879 Hall, LLC or any of their Affiliates, subject to the terns and conditions of the Agreements.

Subject to (i) the terms, conditions and agreements of Transferee, Thornwood and Chelonian set forth in the Assignment Agreement and (ii) Transferee's, Thornwood's, and Chelonian's execution of the Assignment Agreement and delivery of such executed Assignment Agreement to R2,1989 and Scepter within 5 business days of Transferee's execution of the Assignment Agreement, R2, 1989 and Scepter hereby acknowledge and consent to the Transfer, accept and agree with the terms set forth in the Assignment Agreement and hereby agree that Transferee is admitted as a member of 1879 Hail, LLC as of the date of the Assignment Agreement. Likewise, R2, 1989 and Scepter, on behalf of itself and its Affiliates, waive any and all rights, claims, title or interest (i) to purchase all or any part of the Positions and Agreements being transferred to Transferee; (ii) to participate in the Transfer; and (iii) in the Consideration.

The undersigned parties hereto agree that notwithstanding anything to the contrary contained in any of the Agreements, the parties will not close any current or future trades of FMO Securities and Claims in 1879 Hall, LLC, including but not limited to, the bank debt trades specifically referred to in the Second Letter Agreement. Instead, all such trades of FMO Securities and Claims that would otherwise be, required to be closed in 1879 Hall, LLC shall be closed by the parties outside of 1879 Hall, LLC in the appropriate Sharing Ratio of 88.2945% (in the case of Chelonian) and 11.7055% (in the case of 1989). Notwithstanding the foregoing, the parties agree that (a) all of the rights and obligations of the parties under the Agreements shall continue in full force and effect as if all FMO Securities and Claims were held by 1879 Hall, LLC, other than Excluded Securities or with respect to the exclusive rights of Chelonian and Thornwood in the Notes and Buyers Notes (as defined in the Second Letter Agreement) as provided under Section 10 of the Second Letter Agreement, and (b) all proceeds of any kind or character whatsoever received related to the ownership of FMO Securities and Claims, other than Excluded Securities or with respect to the exclusive rights of Chelonian and Thornwood in the Notes and Buyers Notes (as defined in the Second Letter Agreement) as provided under Section 10 of the Second Letter Agreement, shall be deemed to have been received by 1879 Hall, LLC. For the avoidance of doubt, the parties acknowledge the continuing effectiveness of Section 10 of the Second Letter Agreement. Notwithstanding anything above or in the following paragraph, the parties acknowledge and agree that for any purchase of FMO Securities and Claims that 1989 elects not to participate in or participates only in part, in accordance with Section 8 of the LLC Agreement, the relative rights and interests of each party shall be as contemplated in Section 8 of the LLC Agreement.

The parties hereby confirm that since the parties hold or may hold FMO Securities and Claims outside of 1879 Hall, LLC that would otherwise be required to be held by 1879 Hall, LLC under the LLC Agreement, when FMO distributes all of the proceeds of any kind or character whatsoever under FMO's Approved Plan of Reorganization that is due or owing with respect to or in exchange for all FMO Securities and Claims, other than Excluded Securities or with respect to the exclusive rights of Chelonian and Thornwood in the Notes and Buyers Notes (as defined in the Second Letter Agreement) as provided under Section 10 of the Second Letter Agreement, then such distribution by FMO shall be deemed to have been received and distributed (provided that each party received its appropriate Sharing Ratio of all such proceeds) by 1879 Hall, LLC, which shall result in the dissolution and termination of 1879 Hall, LLC pursuant to Section 18.1.4 of the LLC Agreement provided all of the conditions set forth in Section 18,1.4 of the LLC Agreement are satisfied.

Chelonian and Thornwood each represents and warrants to R2, Scepter and 1989, and R2, Scepter and 1989 each represents and warrants to Chelonian and Thornwood that: (i) it has the requisite legal capacity and authority to execute, deliver and perform its obligations under this letter agreement; (ii) this letter agreement has been duly authorized, executed and delivered by it and is the legal, valid and binding agreement of it, enforceable against it in accordance with the letter agreement's terms; (iii) the person signing on behalf of it has the authority to bind it; and (iv) its execution of this letter agreement and the performance of its obligations hereunder do not conflict with or violate any provisions of its governing documents or any obligations by which it is bound, whether arising by contract, operation of law or otherwise. Further, each of the foregoing parties covenants and agrees with the other that it will provide such proof of the foregoing as is reasonably requested by the other party.

Chelonian and Thornwood hereby acknowledge and agree that 112's, 1989's and Scepter's consents and agreements under this letter agreement are expressly conditioned on R2's, 1989's, and Scepter's receipt of the fully executed Assignment Agreement and all of the representations, warranties and agreements of Chelonian and Thornwood set forth in this letter agreement.

This letter agreement may be executed in one or more counterparts, each of which shall be an original and all of which when taken together shall constitute one and the same agreement. Facsimile signatures shall constitute original signatures. All capitalized, but undefined terms herein, shall have the meaning set forth in the LLC Agreement. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

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THORNWOOD ASSOCIATES LIMITED PARTNERSHIP
By: Barberry Corp., its General Partner

By: ____________________________

Name: Edward Mattner
Its: Authorized Signatory

CHELONIAN SUBSIDIARY, LLC
By: Thornwood Associates Limited Partnership, its Sole Member
By: Barberry Corp., its General Partner

By: ___________________________

Name: Edward Mattner
Its: Authorized Signatory

AGREED TO AND ACCEPTED:

R2 INVESTMENTS, LDC
By: Amalgamated Gadget, L.P., its General Partner
By: Scepter Holdings, Inc., its General Partner

By: ________________________

Name: Robert McCormick
Its: Vice President

NINETEEN EIGHTY-NINE, LLC
By: Q Funding, L.P., its Sole Member
By: Acme Widget, L.P., its General Partner By: Scepter Holdings, Inc., its General Partner

By: _________________________

Name: Robert McCormick
Its: Vice President

SCEPTER HOLDINGS, INC.

By: __________________________

Name: Robert McCormick
Its: Vice President

Exhibit A
Assignment and Assumption Agreement

Assignment and Assumption Agreement, dated as of _________, among Thornwood Associates Limited Partnership ("Thornwood"), Chelonian Subsidiary, LLC ("Chelonian") and ______________ (the "Transferee"). Capitalized but undefined terms used herein shall have the meanings attributed to them in the Letter Agreement, dated as of December 22, 2005 (the "Letter Agreement"), among Thornwood, Chelonian, R2 Investments, LDC ("R2"), Nineteen Eighty-Nine, LLC ("1989") and Scepter Holdings, Inc. ("Scepter").

In consideration of the Transfer and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Thornwood, Chelonian and the Transferee hereby agree as follows:

    Each of Thornwood and Chelonian hereby transfers and conveys all of its right, title and interest in, to and under the Agreements to the Transferee.

    The Transferee hereby accepts all of Thornwood's and Chelonian's right, title and interest, and assumes all of Thornwood's and Chelonian's obligations and responsibilities, in, to and under the Agreements, as contemplated in paragraph 1 above.

    As a result of the foregoing, the Transferee is the owner of Chelonian's membership interest in 1879 Hall, LLC (the "Company") and Chelonian hereby consents to Transferee being admitted as a member of the Company, having all of the rights, powers, restrictions, obligations, responsibilities and interest formerly owned by Chelonian. For avoidance of doubt, following the signing of this Assignment and Assumption Agreement, the Sharing Ratio in the Company shall be as follows: Transferee __%; Chelonian __%; and 1989 11.7055%.

    Transferee agrees that by signing this Assignment and Assumption Agreement, (i) it is a signatory of all of the Agreements, (ii) it is bound by all of the terms of the Agreements in the same capacity and to the same extent as Chelonian and Thornwood were bound prior to this Transfer; thus Transferee is liable, responsible and hereinafter bound by all rights, powers, restrictions, representations, warranties, covenants, obligations and responsibilities of Chelonian or Thornwood, in, to and under the Agreements, and (iii) any definitions used in any of the Agreements that mean Chelonian or Thornwood shall also mean Transferee.

    Chelonian and Thornwood each hereby agree that notwithstanding the Transfer, it shall remain jointly and severally liable with Transferee for all breaches and defaults by Transferee under the terms of any of the Agreements. The parties acknowledge and agree that, to the extent and for so long as Chelonian and Thornwood retain ownership of any FMO Securities and Claims, they (and not Transferee) shall remain solely responsible for complying with the terms of the Agreements with respect to such FMO Securities and Claims.

    The Transferee agrees to be bound by all of the terms of the Letter Agreement and hereby makes to R2, 1989 and Scepter all of the representations, warranties, covenants,

acknowledgments and agreements made by Thornwood and Chelonian in the Letter Agreement, as if the Transferee were a party to the Letter Agreement.

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IN WITNESS WHEREOF, the parties have executed this document as of the date first written above.

[TRANSFEREE]

By: ____________________________

Name:
Title:

THORNWOOD ASSOCIATES LIMITED PARTNERSHIP
By: Barberry Corp., its General Partner

By: _____________________________

Name: Edward Mattner
Its: Authorized Signatory

CHELONIAN SUBSIDIARY, LLC
By: Thornwood Associates Limited Partnership,
its Sole Member
By: Barberry Corp., its General Partner

By: ______________________________

Name: Edward Mattner
Its: Authorized Signatory